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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                        Nobel Learning Communities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    654889104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 2 OF 10

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edison Venture Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER
  NUMBER OF
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY
    EACH           524,193 (see Note 1 under Item 4)
 REPORTING    ------------------------------------------------------------------
   PERSON     7    SOLE DISPOSITIVE POWER
    WITH
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 3 OF 10

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edison Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER
 NUMBER OF
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY
    EACH           524,193 (see Note 1 under Item 4)
 REPORTING    ------------------------------------------------------------------
   PERSON     7    SOLE DISPOSITIVE POWER
    WITH
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 4 OF 10

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John H. Martinson
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

 NUMBER OF
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY
    EACH           524,193 (see Note 1 under Item 4)
 REPORTING    ------------------------------------------------------------------
   PERSON     7    SOLE DISPOSITIVE POWER
    WITH
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 5 OF 10

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard J. Defieux
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

 NUMBER OF
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY
    EACH           524,193 (see Note 1 under Item 4)
 REPORTING    ------------------------------------------------------------------
   PERSON     7    SOLE DISPOSITIVE POWER
    WITH
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0.%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 6 OF 10

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gustav H. Koven, III
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

 NUMBER OF
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY
    EACH           524,193 (see Note 1 under Item 4)
 REPORTING    ------------------------------------------------------------------
   PERSON     7    SOLE DISPOSITIVE POWER
    WITH

              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 7 OF 10

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas A. Smith
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

 NUMBER OF
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
  OWNED BY
    EACH           524,193 (see Note 1 under Item 4)
 REPORTING    ------------------------------------------------------------------
   PERSON     7    SOLE DISPOSITIVE POWER
    WITH

              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,193 (see Note 1 under Item 4)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0.%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 8 OF 10

Item 1(a).  Name of Issuer: Nobel Learning Communities, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            1615 West Chester Pike, West Chester, PA 19382

Item 2(a). Name of Person Filing: This statement is being filed by Edison Venture Fund II, L.P. ("Edison II"); Edison Partners II, L.P. ("Edison Partners II"); John H. Martinson, Richard J. Defieux, Gustav H. Koven, III and Thomas A. Smith (collectively, the "General Partners"). The General Partners, Edison II and Edison Partners II collectively are referred to as the "Reporting Persons." The Reporting Persons have entered into a joint filing agreement, dated the date hereof, a copy of which is filed with this Schedule 13G/A as Exhibit 1 (which is hereby incorporated by reference) pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

            Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            The principal business address of the Reporting Persons with respect to the shares reported hereunder is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison II is a private Delaware limited partnership. Edison Partners II is a private Delaware limited partnership. The General Partners are each U.S. citizens.

Item 2(d).  Title of Class of Securities: Common Stock, $0.001 Par Value Per
            Share

Item 2(e).  CUSIP Number:  654889104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)[ ] Broker or Dealer registered under Section 15 of the
                   Securities Exchange Act of 1934 (the "Act").

            (b)[ ] Bank as defined in Section 3(a)(6) of the Act.

            (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d)[ ] Investment Company registered under Section 8 of the
                   Investment Company Act.

            (e)[ ] Investment Advisor registered under Section 203 of the
                   Investment Advisers Act of 1940.

            (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

            (g)[ ] Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G); see Item 7.

            (h)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.     Ownership.

            (a) Amount Beneficially Owned: In July of 2004, Edison II sold 25,000 shares of Common Stock and in December 2004, it converted 2,096,774 shares of the Issuer's Series C Convertible Preferred Stock, par value $0.001 per share, into 524,193 shares of Common Stock. Accordingly, as of December 31, 2004, Edison II is the record holder of 524,193 shares of Common Stock (the "Common Shares"). As the sole general partner of Edison II, Edison Partners II may be deemed to own beneficially the Common Shares. As the individual general partners of Edison Partners II, each of the General Partners may also be deemed to own beneficially the Common Shares. Each of the Reporting Persons expressly disclaims beneficial ownership of any of the Common Shares, except to the extent of his or its pecuniary interest therein and, in the case of Edison II, for the Common Shares which it holds of record. (Also, see Note 1 below.)

                               Page 8 of 10 pages

CUSIP NO. 654889104                    13G                          PAGE 9 OF 10

            (b) Percent of Class: Each Reporting Person may be deemed to own beneficially 7.0% of the Common Stock of the Issuer. The foregoing percentage is based on the 7,486,807 shares of Common Stock reported to be outstanding as of February 7, 2005 in the Issuer's Quarterly Report on Form 10-Q, filed on February 9, 2005 with the Securities and Exchange Commission, as adjusted pursuant to Rule 13d-3(d)(1).

            (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:

                        (ii)  shared power to vote or to direct the vote:
                              524,193 for each Reporting Person (see Note 1 below)

                        (iii) sole power to dispose or to direct the disposition
                              of:

                        (iv) shared power to dispose or to direct the disposition of: 524,193 for each Reporting Person (see Note 1 below)

            Note 1: The shares reported as beneficially owned on this Schedule 13G/A were previously reported on a Schedule 13D filed with the Securities and Exchange Commission on August 29, 1995, as amended to date.

Item 5.     Ownership of Five Percent or Less of a Class.


            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.


            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits

      Exhibit 1 - Agreement regarding filing of joint Schedule 13G/A (attached).

      Exhibit 2 - Power of Attorney for each of John H. Martinson, Richard J. Defieux, Gustav H. Koven and Thomas A. Smith (previously filed as Exhibit 2 to Schedule 13G filed by the Reporting Persons with respect to the Issuer on February 14, 2003, incorporated herein by reference).

CUSIP NO. 654889104                    13G                         PAGE 10 OF 10

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2005

                                    EDISON VENTURE FUND II, L.P.

                                    By: Edison Partners II, L.P., its General
                                        Partner

                                    By: /s/ John H. Martinson
                                        ----------------------------------------
                                    John H. Martinson
                                    General Partner of Edison Partners II, L.P.

                                    EDISON PARTNERS II, L.P.

                                    By: /s/ John H. Martinson
                                        ----------------------------------------
                                    Name: John H. Martinson
                                    Title: General Partner

                                        /s/ John H. Martinson
                                    --------------------------------------------
                                    John H. Martinson

                                    /s/ John H. Martinson, as Attorney-in-fact
                                    --------------------------------------------
                                    Richard J. Defieux

                                    /s/ John H. Martinson, as Attorney-in-fact
                                    --------------------------------------------
                                    Gustav H. Koven

                                    /s/ John H. Martinson, as Attorney-in-fact
                                    --------------------------------------------
                                    Thomas A. Smith

                              Page 10 of 10 pages